EXHIBIT 10.2

First Amendment
to The
Transition Employment Agreement
of
James F. Verhey

This FIRST AMENDMENT TO THE TRANSITION EMPLOYMENT AGREEMENT Of JAMES F. VERHEY ("Amendment") is made and entered into effective April 10, 2013, by and between JAMES F. VERHEY ("Employee") and BUSINESS STAFFING, INC, a Delaware corporation ("BSI" or the "Company") (sometimes collectively referred to herein as the "Parties").

Recitals

A.           Employee is currently employed by BSI pursuant to that certain Transition Employment Agreement dated effective January 1, 2013 (the "Transition Employment Agreement").

B.           Under the terms of the Transition Employment Agreement, Employee, as a leased employee of BSI, serves as the Executive Vice President-Finance and Chief Financial Officer of Kaiser Ventures LLC ("Kaiser").  The Transition Employment Agreement currently provides for Employee’s term of employment to terminate on April 30, 2013, unless BSI and the Employee agreed to mutually extend the term of the Transition Employment Agreement.

C.           In light of the activities involved in the anticipated dissolution and winding-up of Kaiser and the sale of its remaining assets, and in recognition of the need by Kaiser and BSI for Employee's continuing availability and services to Kaiser and BSI, although on a further reduced time basis, BSI and Employee desire to extend the term of Employee’s employment pursuant to the Transition Employment Agreement to April 30, 2014.  In addition, in recognition of the further reduced time commitment required of Employee after May 1, 2013, Employee and BSI have agreed to further reduce Employee's annual base salary from $160,000 to $120,000.

NOW, THEREFORE, for and in consideration of the mutual covenants and obligations contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.           Extension of Term of Employment to April 30, 2014.  The first sentence of Paragraph 2 of the Transition Employment Agreement is hereby amended by the substitution of the year “2014” for the year “2013” in such sentence.

2.           Reduction in Base Salary.  Paragraph 3 of the Transition Employment Agreement is hereby deleted in its entirety and substituted therefor is the following new Paragraph 3:

"3.           Reduction in Base Salary.  As of May 1, 2013, Employee's annual base salary shall be reduced to $120,000."

3.           New Schedule "A". Schedule "A" to the Transition Employment Agreement is hereby deleted in its entirely and a new Schedule "A" to the Transition Employment is substituted therefor which is attached to this Amendment.

4.           Ratification of Transition Employment Agreement. The Transition Employment Agreement is not amended in any other respect except as expressly provided herein, and the Transition Employment Agreement as amended by this Amendment is hereby ratified and approved in all respects.

5.           Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment to be effective as of the day and year first written above notwithstanding the actual date of signature.

"Employee"	"BSI"
James F. Verhey	Business Staffing, Inc.

/s/James F. Verhey	By:	/s/Richard E. Stoddard
James F. Verhey		Richard E. Stoddard
President

Consent of Human Relations Committee and Unconditional Guaranty
of
Kaiser Ventures LLC
to
Transition Employment Agreement of James F. Verhey as Amended

The Human Relations Committee of Kaiser Ventures LLC ("Kaiser") hereby consents to the First Amendment to the Transition Employment Agreement between Business Staffing, Inc. (the "Company") and James F. Verhey dated April 10, 2013, and the payment of all sums that may be required of Kaiser to reimburse the Company under the terms of the Amended and Restated Administrative Services Agreement between the Company and Kaiser dated as of December 31, 2010, as it may be amended.  Additionally, Kaiser Ventures LLC hereby directly and unconditionally guarantees to James F. Verhey the prompt and complete payment of all amounts and benefits due him under the terms of his Transition Employment Agreement as amended including the payment of all sums Kaiser is required to reimburse the Company related to his employment under the terms of the Amended and Restated Administrative Services Agreement as it may be amended; provided, however, Kaiser is not guarantying the severance benefits specified in Paragraph 10.a. of the Transition Employment Agreement. as amended, as Kaiser has already funded the amounts that may be due Employee pursuant to the terms of the Amended and Restated Services Agreement.

Kaiser Ventures LLC
Human Relations Committee

By:	/s/Ronald E. Bitonti
Ronald E. Bitonti, Committee Member

By:	/s/Gerald A. Fawcett
Gerald A. Fawcett, Committee Member

Kaiser Ventures LLC

By:	/s/Richard E. Stoddard
Richard E. Stoddard
President - CEO

Schedule "A"

JAMES F. VERHEY
Executive Vice President - Finance & CFO

This position will report to the President and Chief Executive Officer and subsequently to the Liquidation Manager of Kaiser Ventures LLC upon member approval of the dissolution of Kaiser Ventures.  It is anticipated that the time commitment and travel required of this position will decline materially once the dissolution of Kaiser Ventures is approved by its members and once Kaiser transitions to Liquidation Accounting.  The positions for Kaiser Ventures LLC are to be filled by Business Staffing, Inc. through the services of James F. Verhey.

Responsibilities:

This position has the responsibility to manage all accounting, finance, tax, and treasury functions for Kaiser and its subsidiaries; to represent Kaiser with  outside entities coming under the purview of corporate finance; to ensure all SEC reporting requirements are met in a satisfactory and timely manner; to manage Kaiser's internal financial reporting; to manage Kaiser's financial analysis and modeling function; to oversee Kaiser's insurance program; and to monitor all project development activities from the financial perspective.  These duties include the following:

♦	Assist in analyzing, evaluating and pursuing business and growth opportunities.
♦	Manage and oversee financial aspects of SEC compliance.
♦	Oversee the treasury and controller functions. Oversee all audit procedures, outside auditors, and report to the Chairman of the Audit Committee.
♦	Manage all aspects of the accounting function of Kaiser, employing Generally Accepted Accounting Procedures.
♦	Manage Kaiser's annual budget and capital plan processes.
♦	Manage Kaiser's financial analysis and modeling function.
♦	Manage all tax planning and reporting.
♦	Monitor all project development activities from the financial perspective.
♦	Participate in major negotiations with third parties.